Exhibit 10.1

December 21, 2017

Dear Marcus Hamilton:

The purpose of this letter is to extend an offer for the position of Chief Financial Officer with Flexsteel Industries, Inc. reporting to the President & CEO.  Your start date in this role will be January 8, 2018, and you will be located at the principal office in Dubuque, Iowa

This offer of employment is conditioned upon the satisfactory completion of certain requirements, as more fully explained in the following letter.  The key components of our offer are described below.

BASE SALARY
As an exempt associate, your starting salary will be $350,000 per year.

ANNUAL INCENTIVE
You will be eligible to participate in the Flexsteel Cash Incentive Plan.  Annual cash awards under this Plan are based on the Company’s success in meeting specific annual goals as approved by the Compensation Committee of the Board of Directors, and on your contribution toward meeting these goals.

Your participation in this Plan will be set at 60% of your base salary at Target Company Performance or “Funding”.  Maximum funding is 200% of Target.  Your participation in the fiscal year 2018 (July 1, 2017 – June 30, 2018) will be prorated based on days employed and guaranteed at target.  If Flexsteel exceeds target, you will be eligible for the increased compensation.

LONG-TERM INCENTIVE
You will be eligible to participate in Flexsteel’s Long Term Incentive Plan (LTIP), prorated for days employed, for performance periods ending June 30, 2018; June 30, 2019; and June 30 2020.  Your participation level in the LTIP will be 50% of base salary and paid in shares.  The LTIP uses overlapping 3-Year performance cycles, and awards are based on the Company’s success in meeting specific goals approved by the Compensation Committee of the Board for the performance period.  Your LTIP goals are identical to all other participating Sr. Executive Officers, and will be provided to you separately.

RELOCATION
You are expected to relocate you and your family to the Dubuque, Iowa and entitled to the relocation benefits described herein to relocate. These benefits remain available to you for up to one year following your hire.

To expedite your household move to the Dubuque area, your Illinois residence must be listed with a realtor appropriately licensed in the state of Illinois within thirty (30) days of the start of your employment with Flexsteel.

A $25,000 relocation allowance will be paid to you with your first pay period with the company, which may be used to cover temporary living expenses and other miscellaneous moving expenses.  This payment will be grossed up for Federal, State and Medicare taxes.

After you have relocated to the Dubuque area and your children have enrolled and are attending school in the community, you will receive a lump sum relocation payment of $50,000.  This payment will be subject to all Federal, State and Medicare taxes.
In addition, Flexsteel will either pay directly or reimburse you for the following:

a. Reasonable and customary closing costs for a new home in the Dubuque area which typically includes loan cost, buyer closing costs, legal and other expenses associated with the acquisition of a new home.  Mortgage interest points will not be paid and/or reimbursed.  The total payment or reimbursement will not exceed three percent (3%) of the purchase price of the new home.

b. Normal family household goods will be packed, loaded, moved and unpacked via van line with full replacement insurance from your Illinois home to your Dubuque, IA area home. Two bids must be submitted to us including one from Key City Moving and Storage in Dubuque IA, and we will select the moving company.

c. If needed, we will cover expenses (mileage or air, hotel, meals) for you and your spouse to conduct up to two house-hunting trips lasting 2-3 days each.

If you leave the company, for any reason, within 2 years of your original start date, all relocations benefits/expenses (prorated for length of service within the 2 years) will be immediately repayable to Flexsteel.

BENEFITS
Flexsteel offers a comprehensive benefits package that includes, but is not limited to, health and welfare, retirement and time off benefits.  The benefit package highlights are listed below.

●	Comprehensive Health and Welfare Benefits
o
Health Insurance: After a one month waiting period, this Company-sponsored plan provides medical, prescription, vision and dental coverage to office associates. This is an 80/20 plan with $450 single and $900 family deductibles. The associate cost per month is currently $85 single, $195 associate plus one, and $229 family, and is subject to annual review.

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●	Retirement Savings Plan
	o	Subject to IRS limits and restrictions, the plan provides 100% match of associate’s contributions up to 5% with immediate vesting in all contributions.
●	Short / Long Term Disability
	o	Short Term = 26 weeks at 60% of base salary up to $1,000/week
	o	Long Term = Eligibility with 5+ years of service. 50% of base pay up to $3,000/month after 6 months of total continuous disability.
●	Life Insurance = $150,000 life and accidental death and dismemberment coverage
●	Four (4) weeks of Vacation Annually
●	Ten paid holidays annually (9 scheduled holidays + 1 floating holiday)

In addition to your current benefit package, you will be eligible for:
●
Supplemental Health Insurance:  This is a supplemental policy for officers that pay the deductible and out-of-pocket expenses not covered by the regular health insurance, subject to policy limitations and exclusions.

●	Country Club Dues: annual membership fees
●	Tax Preparation & Filing: The Company will pay your annual income tax preparation and filing fees.
●
Furniture Program:  You are eligible to obtain Flexsteel furniture for personal use at no cost with the requirement that if/when you remove the furniture from your home, you return all proceeds from sale to the Company.

Associate compensation and benefits are reviewed and may be changed at the discretion of Flexsteel.  Your employment will be at-will, meaning that you or Flexsteel Industries, Inc. may terminate the employment relationship at any time, with or without cause, and with or without notice.

You will be subject to all applicable employment and other policies of Flexsteel Industries, Inc, as outlined in the company handbook and elsewhere; and agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of Flexsteel’s interest during your employment.

This offer is contingent upon the following:
(a)	Successful completion of a pre-employment drug screen
(b)	Satisfactory completion of a background check
(c)
Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9) for verifying your identity and work authorization within three days of starting employment.

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(d)	Execution of a Confidentiality and Non-Competition Agreement (see attached)
(e)	Execution of a Severance Agreement (see attached)

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it will involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employers.  You also confirm that you will inform Flexsteel about any such restrictions and provide as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

We are eager to have you join our team upon acceptance of this letter. To confirm your acceptance of this offer, please sign and return this letter to me by December 26, 2017.

Sincerely,

/s/ Karel K. Czanderna

Karel K. Czanderna
President and CEO
Flexsteel Industries, Inc.

Agreed to and accepted by:

/s/ Marcus D. Hamilton                                                                                    Date:  12/23/2017
Marcus D. Hamilton
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CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

Agreement made January 8, 2018 between Flexsteel Industries, Inc., a corporation organized and existing under the laws of Minnesota, with its principal office located at 385 Bell Street, Dubuque, Iowa (“Flexsteel”) on behalf of itself and its subsidiaries and Marcus Hamilton  (“Employee”)(collectively referred to as the “Parties”).

RECITALS
Flexsteel has employed Employee to devote his full time, attention, and energies to the business of Flexsteel and to use his best efforts, skill, and abilities in performing the specific duties of such employment, and Employee shall not, without prior written consent of Flexsteel, either directly or indirectly, engage in any other occupation, profession or business.
As a result of the employment by Flexsteel, Employee will have access to information not generally known to the general public or in the industry(s) in which Flexsteel is or may become engaged about Flexsteel’s business/functional strategies, product design and development), processes, customers, services, suppliers, pricing policies, marketing strategies and related matters.  In addition, Flexsteel may provide training to Employee in relation to these areas.  It is the desire of Flexsteel and Employee that all such training and information be and remain confidential.
In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the Parties agree as follows:

SECTION ONE:  CONFIDENTIALITY
A.
Nondisclosure.  Employee shall not, during or after the term of this Agreement, directly or indirectly, use, disseminate, or disclose to any person (including other employees of Flexsteel not having a need to know or authority to know), firm or other business entity for any purpose whatsoever, any information not generally known in the industry in which Flexsteel is or may be engaged which was disclosed to Employee or known by Employee as a result of or through his employment by Flexsteel.  This includes information regarding Flexsteel’s employees, products, processes, customers, services, suppliers, pricing policies and related matters, and also includes information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, and selling.

B.
Confidential Relationship.  Employee shall hold in a fiduciary capacity for the benefit of Flexsteel all information in paragraph A above, along with any and all inventions, discoveries, concepts, ideas, improvements, or know-how, discovered or developed by Employee, solely or jointly with other employees, during the term of this Agreement, which may be directly or indirectly useful in or related to the business of Flexsteel or its subsidiaries, or may be within the scope of its or their research or development work.

C.
Customer Lists.  Employee shall, at the time of and during employment, furnish a complete list of all the correct names and places of businesses of all its customers, immediately notify Flexsteel of the name and address of any new customer, and report all changes in location of old customers, so that upon the termination of employment, Flexsteel will have a complete list of the correct names and addresses of customer with whom Employee has dealt.

Confidentiality and Noncompetition Agreement	Page 5

D.
Return of Documents.  To protect the interests of Flexsteel, Employee agrees that, during or after the termination of Employee’s employment by Flexsteel, all documents, records, notebooks, and similar repositories containing such information described in paragraphs A, B and C above, including copies of such items, then in Employee’s possession or work area, whether prepared by Employee or others, are the property of Flexsteel and shall be returned to Flexsteel upon Flexsteel’s request.

SECTION TWO: NON-DISPARAGEMENT
The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Flexsteel or its businesses, or its employees, officers and existing and prospective customers, suppliers and other associated third parties.
This section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Employee’s section 7 rights under the NLRA, or from complying with any applicable law or agency, provided that such compliance does not exceed that required by the law, regulation or order.  The employee shall promptly provide such written notices of such order to Flexsteel’s legal department.

SECTION THREE:  NONCOMPETITION
A.
 Employee Conduct with Respect to Competitors.  During the term of Employee’s employment by Flexsteel and for twelve (12) months after termination of such employment, Employee agrees that Employee will not, without the prior written consent of Flexsteel, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner, or otherwise, engage in or assist others to engage in or have any interest in any business which competes with Flexsteel in any geographic area in which Flexsteel markets or has marketed its products during the year preceding termination.

B.
Solicitation of Employees.  Employee agrees that during the term of Employee’s employment and for twelve (12) months after the termination of such employment, Employee will not induce or attempt to induce any person who is an employee of Flexsteel to leave the employ of Flexsteel and engage in any business which competes with Flexsteel.

C.
Maximum Restrictions of Time, Scope, and Geographic Area Intended.  The Parties agree and acknowledge that the time, scope and geographic area and other provisions of this Agreement are reasonable under these circumstances.  Employee further agrees that if, despite the express agreement of the parties to this Agreement, a court is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, or deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent as permitted by law.  The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

Confidentiality and Noncompetition Agreement	Page 6

SECTION FOUR:  BREACH OF AGREEMENT
A.
 Remedies.  Employee agrees that violating Section One of this Agreement at any time, including during litigation, will produce damages and injury to Flexsteel.  In the event of the breach, or threatened breach by Employee of Section One of this Agreement, Flexsteel shall be entitled to seek injunctive relief, both preliminary and permanent, enjoining and restraining such breach or threatened breach.  Such remedies shall be in addition to all other remedies available to Flexsteel in law or in equity, including but not limited to Flexsteel’s right to recover from Employee any and all damages that may be sustained as a result of Employee’s breach.

B.	Agreement Survives Termination. All rights of the Parties pursuant to this Agreement shall survive any termination.
C.	Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled and construed under the laws of Iowa.
D.
Attorney’s Fees.  If an attorney shall be retained to interpret or enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, including any such fees set by the trial or appellate court upon trial or appeal.

SECTION FIVE:  MISCELLANEOUS
A.
Entire Agreement.  This Agreement contains all the understandings and representations between Employee and Flexsteel pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements and representations, both oral and written, with respect to such subject matter.

B.
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the “at-will” status of the employment relationship between Flexsteel and the Employee, pursuant to which either Flexsteel or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

EMPLOYEE	FLEXSTEEL INDUSTRIES, INC.

By: /s/ Marcus D. Hamilton	By: /s/ Karel K. Czanderna
Name: Marcus D. Hamilton	Name: Karel K. Czanderna
Title: Chief Financial Officer	Title: President and CEO
Date: January 2, 2018	Date: January 2, 2018

Confidentiality and Noncompetition Agreement	Page 7

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made effective January 8, 2018(“Effective Date”), by and between Flexsteel Industries, Inc. (the “Company”) and Marcus Hamilton (“Executive”).

WHEREAS, Executive is a key employee of the Company and the Company and Executive desire to set forth herein the terms and conditions of severance compensation in the event of a termination of Executive’s employment under certain circumstances.

NOW, THEREFORE, the parties agree as follows:

Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

“Base Salary” means Executive’s base salary at the rate in effect on the date of Executive’s Qualifying Termination.  The Executive’s base salary rate shall be determined without regard to reductions or deferrals of compensation under qualified and nonqualified plans or welfare benefits plans.  The Executive’s base salary rate excludes fringe benefits, incentive compensation or other payments as additional or special compensation to the Executive.

“Cause” shall mean any of the following: (i) Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) Executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude; (iii) Executive’s willful non-performance of material duties as an employee of the Company, which to the extent such failure can be fully cured, remains uncured for 30 days following Executive’s receipt of written notice thereof; (iv) Executive’s material breach of any material agreement with the Company or any of its subsidiaries, including the Confidentiality and Non-Compete Agreement; (v) Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests; or (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or its subsidiaries’ premises.

“Confidentiality and Non-Compete Agreement” shall mean the Confidentiality and Non-Compete Agreement between the Company and Executive.

”Disability” means that the Executive satisfies the requirements to receive long-term disability benefits under the Company-sponsored group long-term disability plan in which the Executive participates without regard to any waiting periods, or that the Executive has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits.

"Fundamental Change" means a dissolution or liquidation of the Company; a sale of substantially all of the assets of the Company; a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation; or a statuary share exchange involving capital stock of the Company.

Severance Agreement	Page 8

“Qualifying Termination” means a termination by the Company of Executive’s employment with the Company, other than for Cause, death or Disability.  For the avoidance of doubt, a termination by the Company of Executive’s employment, other than for Cause, death or Disability, on or within 12 months after of a Fundamental Change will be considered a Qualifying Termination.

Severance

Severance Payment. Executive will receive a severance payment equal to twelve months Base Salary plus an amount equivalent the value of an annual cash incentive payment at target performance in the year of Executive’s termination of employment if and only if Executive’s termination of employment is a Qualifying Termination.

COBRA Payment. Executive shall also be entitled to a lump sum cash payment equal to the COBRA premiums necessary to continue Executive’s and his or her dependents’ health insurance coverage in effect on the date of the Executive’s Qualifying Termination for a period of 12 months, without regard to whether the Executive elects continuation coverage under COBRA, subject to applicable tax withholding.

Payments will be made as a fully taxable lump sum cash payment no later than 60 days after the date of Qualifying Termination.

The payment of any severance under this Agreement is conditioned upon a signed and irrevocable release of claims in favor of the Company, its subsidiaries, and other related parties from any and all claims within 52 days of the Executive’s Qualifying Termination, which will contain provisions, including but not limited to the following:

a.	A non-disparagement clause.

b.	Confidentiality clause.

c.	A twelve month non-compete clause.

d.	A twelve month non-hire and non-solicitation clause.

Severance under this Agreement shall not be paid to you if your employment is terminated as a result of your death or your Disability, or if your employment terminates due to your voluntary decision to quit, including on or after your retirement.

Withholding. All compensation paid to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. To the extent taxes owed by Executive with respect to amounts paid hereunder are not withheld for any reason, Executive shall continue to be responsible for such taxes, and neither the Company nor any of its subsidiaries will have responsibility or liability to the Executive for any failure to comply with any applicable tax withholding requirements.

Severance Agreement	Page 9

Clawback. The Company shall be entitled to clawback all severance payments made to Executive in the event of Executive’s breach of any provision of the Confidentiality and Non-Competition Agreement or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between Executive and the Company, which other covenants are hereby incorporated by reference into this Agreement. Pursuant to this clawback provision, the Company may (i) cancel, reduce, or require Executive to forfeit any outstanding payments or benefits under this Agreement, or (ii) require Executive to reimburse or disgorge to the Company any amounts received pursuant to this Agreement, in each case, to the extent not prohibited by applicable law, or regulation in effect on or after the Effective Date.

Claims. Claims and disputes under this Agreement are subject to the claims and disputes procedures under the Flexsteel Industries, Inc.  Cash Incentive Compensation Plan, effective July 1, 2013, or its successor plan (the “Cash Plan”). In any mediation or arbitration of claims or disputes under this Agreement, the reviewing mediator or arbiter shall be limited to determining whether the Company’s decision or action was arbitrary or capricious or was unlawful.  The reviewing mediator or arbiter shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 559 U.S. 506 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Co. v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of this Agreement by the Company.

Except as provided in the preceding paragraph, this Agreement and all rights under it shall be governed by and construed according to the laws of the State of Iowa.

At-Will Employment. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or with or without advance notice, by either Executive or the Company.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

General Provisions

Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or to any of its subsidiaries.  The Company will provide that any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company assume this Agreement.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

Severance Agreement	Page 10

Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The terms and conditions set forth herein constitute the entire understanding of the Company and Executive with respect to the matters addressed herein.

Code Section 409A.  Payments under this Agreement may constitute, or provide for, a deferral of compensation under Section 409A of the Internal Revenue Code (“Section 409A”).  If the requirements of Section 409A are not complied with, then the Executive may be taxed earlier than would otherwise be the case and may be subject to an additional 20% penalty tax and, potentially, interest and penalties.  This Agreement has been designed to comply with, or be exempt from Section 409A and other interpretive guidance that may be issued pursuant to Section 409A.

To the extent Section 409A applies to this Agreement, any reference herein to a termination of employment will mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) and, if the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (b) the date of the Executive’s death, to the extent required under Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph shall be paid to the Executive in a lump sum, and any remaining payments and benefits, if any, due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Further, for any payments that are deferred compensation subject to Section 409A, and that could occur in one of two years depending on the timing of an action by the Executive, such as the delivery of a release, will always occur in the later year.

Executive Acknowledgments. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements and that the Company provided copies of the Confidentiality and Non-Compete Agreement and the Cash Plan to Executive.

Severance Agreement	Page 11

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW TO BE EFFECTIVE AS OF THE EFFECTIVE DATE.

FLEXSTEEL INDUSTRIES, INC.

By:                           /s/ Marcus D. Hamilton
Name:                  Marcus D. Hamilton
Title:                    Chief Financial Officer
Dated:                 January 2, 2018

EXECUTIVE

By:                            /s/ Karel K. Czanderna
Name:                  Karel K. Czanderna, President & CEO
Dated:                  January 2, 2018

Severance Agreement	Page 12